SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2008

GLOBETECH ENVIRONMENTAL, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-27737	77-0454856
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7716 W. Rutter Parkway Spokane, WA 99208
(Address of Principal Executive Offices)(Zip Code)

(509) 990-6778
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

       (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

       (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

Globetech Environmental, Inc. (the “Company”) is providing an update, as of November 25, 2008, regarding the status of its business.

Since the September 2008 announcement of the Company’s entry into a promissory note (the “Promissory Note”) under which advances of up to $400,000 could be provided to the Company subject to satisfaction of certain conditions set forth in the Promissory Note, the Company has continued to pursue its business and efforts to secure financing.  Continuing weakness in the Company’s operating performance, a lack of available financial resources and the effects of the collapse in global capital markets has caused the Company to limit the scope of its operations and has effectively eliminated various potential financing channels that were previously being pursued by the Company.

As of November 25, 2008, the Company had received advances under the Promissory Note totaling $75,000.  The Company continues to pursue efforts to secure financing to support its operations.  There is no assurance, however, that the Company will be successful in its efforts to secure additional financing.  If the Company is unable to secure additional financing or to attain positive operating cash flows, it may be unable to sustain operations for an extended period.

The Company is presently delinquent in filing its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008.  As previously reported, the Company’s Chief Financial Officer resigned in September 2008.  The Company intends to bring its reports with the SEC current as soon as possible but, given its lack of financial resources and the resignation of its Chief Financial Officer, presently lacks the resources to prepare and file those reports.  Subject to securing financing to support the costs of preparing reports, the Company anticipates that its delinquent reports will be brought current during the first quarter of 2009.  There is no assurance, however, that the Company will be able to bring its reports current by the first quarter of 2009, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBETECH ENVIRONMENTAL, INC.

Dated:  November 25, 2008

By:   ___/s/ Donald Sampson_____________________

            Donald Sampson

             President

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